Exhibit 1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G with respect to Common Stock of Coronado Biosciences, Inc. is filed on behalf of each of the undersigned and that all subsequent amendments to this statement (including amendments on Schedule 13D) may be filed on behalf of each of the undersigned in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, without the necessity of filing additional joint filing agreements.

Date: November 14, 2014

/s/ Mr. Daryl Katz
Mr. Daryl Katz

DAK CAPITAL INC.

	By:	/s/ Mr. Daryl Katz
Mr. Daryl Katz, President